Exhibit 99.(a)(7)

Do Not Tender Your Shares to RISCO
Do Not Return Any Blue Proxy Card to RISCO
VOTE YOUR WHITE PROXY CARD TODAY

May 4, 2007

Dear Fellow Shareholder:

On May 2, your Board of Directors, after careful consideration, voted unanimously to recommend that IEI shareholders not tender their shares to Rokonet Industries, U.S.A., Inc., (an indirect wholly-owned subsidiary of RISCO Ltd.) and reject RISCO’s revised $4.00 tender offer.  Your Board determined that the $4.00 offer is inadequate and not in the best interests of IEI’s shareholders.   You should be aware that the revised offer, even at $4.00 per share, is still substantially less than certain offers that the company has received since RISCO made its first offer.

Your Board reached its conclusion after discussions with its legal and financial advisors and a thorough evaluation of the revised offer, IEI’s long-term strategic plan and the various alternatives available to IEI.

In furtherance of its offer, RISCO is seeking your vote to approve the granting of voting rights to RISCO for any shares that it acquires in the tender.  Granting voting rights to RISCO could interfere with another, more favorable, transaction.  Your Board urges shareholders to vote AGAINST this proposal at the shareholders meeting on May 18, 2007.  In order to vote against granting RISCO voting rights to the shares it acquires in the tender offer, your Board urges shareholders to:

•                  Complete, sign and return the enclosed WHITE proxy card and

o                 Vote Against the proposal to give Rokonet voting rights.

o                 Vote For the re-election of Mr. Leslie Charm to your Board.

•                  Shareholders should not sign and return RISCO’s Blue proxy card.

Please sign and return the enclosed WHITE proxy card, even if you have already sent one in previously.

We appreciate your continued support.

Sincerely,
John Waldstein
Chairman of the Board and Chief Executive Officer
On Behalf of the Board of Directors

If you have any questions on how to vote your shares or, in the event that you tendered your shares and wish to withdraw your tender, please call our information agent:

MORROW & CO., INC. at (800) 662-5200

The Board’s recommendation is contained in IEI’s amended Solicitation/Recommendation Statement on Schedule 14D-9 filed on May 3, 2007 with the Securities and Exchange Commission (available at www.sec.gov) and on IEI’s website at www.ieib.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this letter referring to the expected future plans and performance of IEI are forward-looking statements. Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to: the consummation or failure to consummate any business combination, including the tender offer commenced by RISCO; the loss of one of IEI’s large customers or the cancellation or deferral of purchases of IEI’s products; the loss of one of IEI’s distribution partners or the failure of the partner to devote adequate resources to the sale of our products; changes in general economic conditions; limitations imposed by IEI’s limited financial resources; IEI’s dependence on certain key employees; any failure by IEI to successfully select, develop, manufacture and market new products or enhance its existing products; fluctuations in IEI’s sales and operating results; IEI’s ability to successfully compete; the expense resulting to IEI from future investments and acquisitions and IEI’s ability to integrate acquired products, technologies or businesses; IEI’s ability to protect its intellectual property rights; the reliability of offshore production undertaken by IEI; IEI’s dependence upon sole source suppliers for certain key components; the risks associated with international sales; and the limited market for IEI’s common stock and the volatility of its share price.

About International Electronics, Inc.

International Electronics, Inc. (IEI), an ISO9001:2000 certified manufacturer, designs, manufactures, markets and sells electronic access control equipment and browser-managed security platforms used in residential and commercial security systems and wireless access control and fleet management systems for industrial mobile asset applications. IEI’s products include its Door-Gard(TM) and Secured Series(TM) access control lines, its LS line of integrated battery operated door locks, its eMerge(TM) browser-managed access and security management products and its line of PowerKey(TM) industrial access control and fleet management products. IEI markets its security management and access control products to leading distribution and electronic security installation companies, and its PowerKey(TM) products directly to material handling equipment users worldwide. For more information about IEI, visit www.ieib.com.

Additional Information and Where to Find It

IEI filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC on March 16, 2007 regarding RISCO’s unsolicited tender offer, and has subsequently filed amendments thereto. On April 27, 2007, IEI both filed a definitive proxy statement with the SEC and mailed the proxy statement to its shareholders, which proxy statement in part relates to the tender offer commenced by RISCO. IEI advises its shareholders to read both the Schedule 14D-9, including any amendments thereto, and IEI’s proxy statement, because these documents contain additional information important to the shareholders’ interests in RISCO’s offer and the related consent solicitation. Shareholders may obtain a free copy of the Schedule 14D-9, and any amendments thereto, and the definitive proxy statement on the SEC’s web site at www.sec.gov, on IEI’s web site at www.ieib.com, or by contacting IEI’s information agent, Morrow & Co., Inc. at (203) 658-9400.